Exhibit 12

ROCKWELL AUTOMATION, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
NINE MONTHS ENDED JUNE 30, 2003
(in millions, except ratio)

EARNINGS AVAILABLE FOR FIXED CHARGES:
Income from continuing operations before income taxes and cumulative effect of accounting change	$209
Minority interest in income of subsidiaries	1
Undistributed earnings of affiliates	(3)

207

Add fixed charges included in earnings:
Interest expense	41
Interest element of rentals	31

72

Total earnings available for fixed charges	$279

FIXED CHARGES:
Fixed charges included in earnings	$72
Capitalized interest	—

Total fixed charges	$72

RATIO OF EARNINGS TO FIXED CHARGES (1)	3.89

(1)	In computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes and cumulative effect of accounting change, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings and losses of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.